Exhibit 3.1

CARDIFF INTERNATIONAL, INC.

ARTICLES OF INCORPORATION

(a)

The name of the corporation is Cardiff International, Inc. (the “Corporation”).

(b)

The Certificate of Domestication Articles of Incorporation are as follows:

ARTICLE I

NAME

The name of the Corporation is Cardiff International, Inc.

ARTICLE II

PRINCIPAL OFFICE

The address of the registered office in the state of Florida is 411 N New River Drive E, Suite 2022 Fort Lauderdale, Florida 33301.

ARTICLE III

PURPOSE

1.

PURPOSE – The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation.

2.

GENERAL POWERS – Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to Florida Laws.

3.

ISSUANCE OF SHARES – The Board of Directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of Florida.

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is Three 3,104,586,786 shares consisting of:

(a) Three Billion (3,000,000,000) shares of Common Stock, $0.00001 par value per Share (“Common Stock”)

(b) 100 Hundred Million, (100,000,000) Blank Check Preferred Shares, $0.001par value per Share (“Blank Check Preferred Stock”)

(c) Four (4) Series A Preferred Shares, $0.0001 par value per share; Five Million (5,000,000) Series B Preferred Shares, $.001 par value per share; 250 (250) Series C Preferred Shares $.00001 par value per share (“Series of Preferred Stock”)

1. COMMON STOCK

(a) Voting. Except as otherwise expressly provided by law, or in the Articles of Incorporation the, holders of Common Stock shares have voting rights on all matters requiring a vote of shareholders. Every Common shareholder shall be entitled to one vote in person or by proxy for each share of stock entitled to vote held by such shareholder.

(b) Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Blank Check Preferred Stock, or except as may be provided by the laws of the State of Florida.

2. BLANK CHECK PREFERRED STOCK

Issuance. The Blank Check Preferred Stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board is expressly authorized, prior to issuance of any series of Blank Check Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualification, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board, but not in limitation of the powers conferred on the Board thereby and by Florida law, the Board is expressly authorized to determine with respect to each series of Blank Check Preferred Stock:

(i) The designation (s) of such series and the number of shares (which from time to time may be decreased by the Board, but not below the number of such shares then outstanding, or may be increased by the Board unless otherwise provided in creating such series) constituting such series;

(ii) The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such individual series, the status of such dividends as cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such share are entitle to any preference.

(iii) The rights and preferences, if any, of the shareholders of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of the Company, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(iv) The full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(v) The times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the shareholders of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the share of such series;

(vi) The rights, if any, of shareholders of such series to convert such shares into, or to exchange such shares for, shares of any other classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange ;

(vii) The limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(viii) The conditions or restrictions, if any, upon the issue of any other class rankings on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(ix) Any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitation or restrictions thereof, of the shares of such series; in each case, so far as not inconsistent with the provisions of the Article of Incorporation or the Florida Business Corporation Act as then in effect.

SERIES OF PREFERRED STOCK- A/B/C

All relative powers, preferences, rights and privileges of previously issued and outstanding Preferred Stock issued under the laws of the State of Colorado shall survive these Articles of Incorporation:

1. Series A Preferred Shares

i. Hold the majority vote at all times

ii. Par value $0.0001

2. Series B Preferred Shares

i. Par value $0.001

ii. Convert 1 to 5 Common Shares

iii. Are Non-Voting

iv. Are governed by a Lock Up/Leak Out Agreement

v. Convert as the descression of the Holder

3. Series C Preferred Shares

i. Par value $0.00001

ii. Convert 1 to 100,000 Common Shares

iii. Voting 1 for each share

iv. Convert as the descression of the Company

3. ISSUANCE OF CERTIFICATES

The Board shall have the authority to issue shares of the capital stock of the Company and the certificates therefore subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

ARTICLE V

BOARD OF DIRECTORS & OFFICERS

The business and affairs of the Corporation shall be managed by the Board, and the directors need not be elected by ballot unless otherwise required by the bylaws of the Corporation. The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum. The initial directors of the Corporation shall be:

Name and Address

Daniel Thompson, Chairman/Director

411 N New River Drive East Suite 2202

Fort Lauderdale, Florida 33301

Kathleen Roberton, CEO/Officer

411 N New River Drive East Suite 2202

Fort Lauderdale, Florida 33301

ARTICLE VI

REGISTERED AGENT

The Registered Agent is Kathleen Roberton, 411 N New River Drive E Suite 2202, Fort Lauderdale Fl 33301

ARTICLE VII

INCORPORATOR

The original incorporator of the Corporation is Daniel Thompson whose mailing address is 411 N New River Drive East, Suite 2202, Fort Lauderdale, Florida 33301

ARTICLE VII

INDEMNIFICATION

The Corporation may indemnify any director, officer, employee, fiduciary or agent of the Corporation to the full extent permitted by Florida Law. The Corporation shall indemnify any present or former officer or director and shall advance expenses on behalf of any such officer or director, in each case, to the fullest extent now or hereafter permitted by law.

ARTICLE VIII

ADOPTION AND AMENDMENT OF THE BYLAWS

The initial Bylaws of the Corporation shall be adopted by its Board of Directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with Florida law or these Article of Incorporation.

ARTICLE XI

LIMITATION OF LIABILITY OF

DIRECTORS TO CORPORATION AND SHAREHOLDERS

No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall have breached the director’s duty of loyalty to the Corporation or its shareholders; (b) shall not acted in good faith or, in failing to act, shall not have acted in good faith; (c) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (d) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Florida law.

ARTICLE XII

STOCKHOLDER ACTION WITHOUT MEETING

Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting which all shares entitled to vote thereon were present and voted.

ARTICLE XIII

RE-CAPITALIZATION AFFECTING OUTSTANDING SECURITIES

The Board of Directors, without the consent of shareholder, may adopt any recapitalization affecting the outstanding securities of the Corporation by affecting a forward or reverse split of all or some of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation’s capital accounts, provide that the re-capitalization does not require change in the Articles of Incorporation of the Corporation.

THE UNDERSIGNED, being the Chief Executive Officer of the Corporation, for the purpose of these Articles of Incorporation under the Law of the state of Florida, does make, files and records these Articles of Incorporation, does certify that the facts herein stated are true, and accordingly, have hereto set her hand and seal this 22 day of August, 2014.

/s/ Daniel R Thompson

Daniel R Thompson

Chairman

CARDIFF INTERNATIONAL, INC.

411 N NEW RIVER DRIVE E SUITE 2202

FORT LAUDERDALE, FL 33301

Name of Registered Agent

Kathleen Roberton

411 N New River Drive E Suite 3005

Fort Lauderdale, FL 33301

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

/s/ Kathleen Roberton

Signature of Registered Agent